Exhibit 99.1

ExamWorks Reports Third Quarter 2014 Financial Results;

Record Revenues of $204.1 million; Record Adjusted EBITDA of $36.1 million;

Raises Full Year 2014 Guidance;

Announces National Account Win

ATLANTA, GA. November 4, 2014– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and other related services (“IME services”), today reported financial results for the third quarter of 2014.

Third Quarter 2014 Highlights

●

Revenues for the third quarter of 2014 were $204.1 million, an increase of $51.7 million, or 33.9%, over the year-ago quarter revenues of $152.4 million. Excluding the impact of acquisitions, revenues increased $27.7 million, or 18.2% during the third quarter of 2014. On a constant currency basis and excluding the impact of acquisitions, revenues increased 16.1% during the third quarter of 2014.

●

On a pro forma basis, revenues of $204.7 million for the third quarter of 2014 represent an increase of $29.1 million or 16.6%, over the year-ago quarter pro forma revenues of $175.6 million. Excluding the impact of currency, revenues would have grown by 14.6% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2013 and 2014 were completed on January 1, 2012 and 2013, respectively.

●

Adjusted EBITDA for the third quarter of 2014 was $36.1 million (17.7% of revenues), an increase of $12.2 million, or 51.0%, over the year-ago quarter adjusted EBITDA of $23.9 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

●	Announces another national account win in the United States. This is the second national account win in the United States this year.

●

On August 22, 2014, completed the acquisition of substantially all of the assets of Expert Medical Opinions (“EMO”), an IME provider based in Maryland. EMO generated $3.6 million and $470,000 of annual revenues and adjusted EBITDA, respectively. EMO contributed approximately $450,000 and $85,000 of reported revenues and adjusted EBITDA in the third quarter of 2014, respectively.

●

Raising our full year 2014 guidance, we now expect our full year reported revenues to increase between 24% and 25% from our 2013 full year reported revenues of approximately $616.0 million as compared to our prior guidance of 22.5% to 24.5%. Organic growth, on a constant currency basis, is now expected to range between 11.5% and 12.5% as compared to our prior guidance of 9% to 11%. Our full year adjusted EBITDA margin is now expected to range between 16.75% and 17.25% of reported revenues.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “These record results are a reflection of our worldwide employees’ commitment to providing superior service to our customers on a daily basis. We continue to be excited about the opportunities for continued organic and acquisition growth in the future. ”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “The record results we announced today are the natural byproduct of the continued successful execution of our strategy, and our increased guidance a reflection of our confidence on our ability to continue to grow our business. We are as excited about the future as we have ever been.”

Financial Review

Revenues – For the three months ended September 30, 2014, revenues were $204.1 million, an increase of 33.9% over the $152.4 million of revenues generated in the third quarter of 2013. The increase in revenues was primarily due to organic growth of 18.2% and, to a lesser extent, acquisition growth of 15.8%.

For the nine months ended September 30, 2014, revenues were $573.6 million, an increase of 25.5% over the $457.2 million of revenues generated in the comparable period in 2013. The increase in revenues was primarily due to organic growth of 14.5% and, to a lesser extent, acquisition growth of 10.9%.

On a pro forma basis, for the three months ended September 30, 2014, pro forma revenues were $204.7 million, an increase of 16.6% over the $175.6 million in pro forma revenues in the third quarter of 2013. On a constant currency basis, our pro forma growth was 14.6% and was driven by growth across all of our geographies.

On a pro forma basis, for the nine months ended September 30, 2014, pro forma revenues were $596.3 million, an increase of 13.4% over the $525.6 million in pro forma revenues in the comparable period in 2013. On a constant currency basis, our pro forma growth was 12.6% and was driven by growth across all of our geographies.

Below is a table presenting our revenues and growth rates for each of the regions we serve and, separately, pro forma revenues and growth rates for acquisitions completed from December 2013 to September 2014 (collectively, the “Recent Acquisitions”). The amounts presented below are pro forma for the effect of acquisitions completed in 2013 and 2014.

Reported and Pro Forma Revenues
	(In thousands except %)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	2014	As Reported	Constant FX (a)	2013	2014	As Reported	Constant FX (a)
United States	$93,963	$104,847	11.6%	11.6%	$280,634	$310,607	10.7%	10.7%
United Kingdom	34,604	46,753	35.1%	25.3%	103,645	133,714	29.0%	19.5%
Australia	16,497	20,355	23.4%	22.0%	49,940	55,235	10.6%	17.9%
Canada	7,290	8,075	10.8%	16.0%	22,986	24,160	5.1%	12.3%
Subtotal	152,354	180,030	18.2%	16.1%	457,205	523,716	14.5%	13.5%
Recent Acquisitions	23,233	24,670	6.2%	4.6%	68,417	72,557	6.1%	6.6%
Total	$175,587	$204,700	16.6%	14.6%	$525,622	$596,273	13.4%	12.6%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended September 30, 2014, costs of revenues were $130.6 million, an increase of 29.6% over the $100.8 million in costs of revenues in the third quarter of 2013. The increase was primarily due to increased revenues. Costs of revenues as a percentage of revenues for the third quarter of 2014 were 64.0% compared to 66.2% in the prior year quarter and the result of positive operating leverage from acquisitions and organic revenue growth. Included in costs of revenues in the third quarter of 2013 and 2014 are approximately $748,000 and $444,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended September 30, 2014, SGA expenses were $43.5 million, an increase of 37.7% over the $31.6 million in SGA expenses in the third quarter of 2013. The increase was primarily due to acquisitions and higher share-based compensation expenses and transaction costs and other expenses in the third quarter of 2014 when compared to the prior year quarter. Included in SGA expenses in the third quarter of 2014 are $4.2 million in share-based compensation expenses and $1.5 million in acquisition-related transaction costs and other expenses. Included in SGA expenses in the third quarter of 2013 are $3.1 million in share-based compensation expenses and $162,000 in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended September 30, 2014, D&A expenses were $15.7 million, a decrease of 1.3% from the $15.9 million in D&A expenses in the third quarter of 2013. The decrease was primarily due to intangible assets becoming fully amortized in 2013. For the three months ended September 30, 2014, depreciation expense was $14.0 million and amortization expense was $1.7 million.

Interest and other expenses, net – For the three months ended September 30, 2014, interest and other expenses, net were $8.4 million, a 15.1% increase over the $7.3 million in interest and other expenses, net in the third quarter of 2013.

Adjusted EBITDA – For the three months ended September 30, 2014, adjusted EBITDA was $36.1 million, an increase of 51.0% over the $23.9 million in adjusted EBITDA in the third quarter of 2013.

For the nine months ended September 30, 2014, adjusted EBITDA was $98.7 million, an increase of 37.3% over the $71.9 million in adjusted EBITDA in the comparable period in 2013.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income (loss) below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $25.0 million of cash flow from operations in the first nine months of 2014 compared to $22.7 million in the comparable prior year period. We ended the quarter with $9.1 million of cash on hand, $458.0 million of total debt and total leverage as calculated under our credit facility of approximately 3.4x. As of the end of the quarter, our committed availability under our credit facilities was approximately $105 million, all of which was immediately available.

Business Outlook

ExamWorks is providing the following business outlook for the fourth quarter and full year of 2014 and excludes any acquisitions that may be completed in the fourth quarter of 2014:

●

Fourth quarter 2014 reported revenues are expected to range between $192 million and $198 million and include an estimated $2 million unfavorable impact due to currency as compared to prior year reported revenues. This guidance implies a growth rate on an as reported basis ranging between approximately 21% and 25%. Organic growth on a constant currency basis is expected to range between 10.5% and 12.5%.

●	Fourth quarter 2014 reported adjusted EBITDA margin is expected to range between 15.75% and 16.75% of reported revenues.

●

Raising our guidance, our full year 2014 reported revenues are now expected to increase between 24% and 25% from our 2013 reported revenues of approximately $616.0 million as compared to our prior guidance of 22.5% to 24.5%. Organic growth, on a constant currency basis, is now expected to range between 11.5% and 12.5% as compared to our prior guidance of 9% to 11%.

●	Our full year 2014 adjusted EBITDA margin is now expected to range between 16.75% and 17.25% of reported revenues.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, and related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our increasing reliance on national account clients; our ability to secure additional financing; regulation of our industry; our information technology systems and the risk of security and data breaches; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to monitor and retain qualified physicians and other medical providers; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to comply with existing and future regulation; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888)455-1227 in the U.S. or (773)799-3336 internationally with access code 1941106. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company`s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until November 11th, 2014 at midnight Eastern Time, by calling (888)293-8936 in the U.S. or (402)998-0528 internationally, with access code 562014.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2014	2013	2014

Revenues	$152,354	$204,078	$457,205	$573,551
Costs and expenses:
Costs of revenues	100,831	130,597	300,333	366,483
Selling, general and administrative expenses	31,620	43,534	98,953	126,652
Depreciation and amortization	15,910	15,705	48,058	44,905
Total costs and expenses	148,361	189,836	447,344	538,040
Income from operations	3,993	14,242	9,861	35,511
Interest and other expenses, net:
Interest expense, net	7,320	8,361	22,439	23,842
Other (income) expense, net	3	(6)	208	185
Gain on interest rate swap	(7)	—	(101)	—
Total interest and other expenses, net	7,316	8,355	22,546	24,027
Income (loss) before income taxes	(3,323)	5,887	(12,685)	11,484
Provision (benefit) for income taxes	(1,072)	2,472	(4,059)	4,826
Net income (loss)	$(2,251)	$3,415	$(8,626)	$6,658

Per share data:
Net income (loss) per share:
Basic	$(0.06)	$0.09	$(0.25)	$0.17
Diluted	$(0.06)	$0.08	$(0.25)	$0.16

Weighted average number of common shares outstanding:
Basic	35,560,227	39,251,221	34,977,335	38,258,941
Diluted	35,560,227	41,647,190	34,977,335	40,896,677

Adjusted EBITDA	$23,885	$36,083	$71,896	$98,672

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	September 30,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$12,829	$9,111
Accounts receivable, net	169,905	201,498
Prepaid expenses	5,785	10,832
Deferred tax assets	433	4,301
Other current assets	1,298	1,218
Total current assets	190,250	226,960
Property, equipment and leasehold improvements, net	10,950	14,528
Goodwill	369,312	504,627
Intangible assets, net	94,864	119,105
Long-term accounts receivable, less current portion	35,952	46,462
Deferred tax assets, noncurrent	21,491	19,633
Deferred financing costs, net	8,193	6,722
Other assets	1,501	1,980
Total assets	$732,513	$940,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,672	$62,464
Accrued expenses	38,448	46,221
Accrued interest expense	10,431	5,075
Deferred revenue	5,795	6,389
Subordinated unsecured notes payable	318	—
Current portion of contingent earnout obligation	2,032	4,675
Current portion of working capital facilities	—	44,668
Other current liabilities	6,438	7,839
Total current liabilities	116,134	177,331
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	82,970	163,358
Long-term contingent earnout obligation, less current portion	2,373	2,179
Other long-term liabilities	8,165	9,119
Total liabilities	459,642	601,987
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2013 and September 30, 2014	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 36,928,212 and 39,906,919 shares at December 31, 2013 and September 30, 2014, respectively	4	4
Additional paid-in capital	333,996	396,482
Accumulated other comprehensive loss	(5,937)	(9,922)
Accumulated deficit	(46,704)	(40,046)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2013 and September 30, 2014	(8,488)	(8,488)
Total stockholders’ equity	272,871	338,030
Total liabilities and stockholders’ equity	$732,513	$940,017

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the nine months ended September 30,
	2013	2014

Operating activities:
Net income (loss)	$(8,626)	$6,658
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on interest rate swap	(101)	—
Depreciation and amortization	48,058	44,905
Amortization of deferred rent	(280)	(153)
Share-based compensation	12,234	14,660
Excess tax benefit related to share-based compensation	(5,974)	(12,700)
Provision for doubtful accounts	3,506	4,833
Amortization of deferred financing costs	1,636	1,735
Deferred income taxes	(12,963)	(9,806)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(22,327)	(37,512)
Prepaid expenses and other current assets	(361)	(4,121)
Accounts payable and accrued expenses	12,588	22,137
Accrued interest expense	(6,082)	(5,356)
Deferred revenue and customer deposits	1,824	(48)
Other liabilities	(414)	(271)
Net cash provided by operating activities	22,718	24,961
Investing activities:
Cash paid for acquisitions, net	—	(187,402)
Purchases of building, equipment and leasehold improvements, net	(4,758)	(6,192)
Working capital and other settlements for acquisitions	(569)	(2,366)
Proceeds from (cash paid for) foreign currency net investment hedges	500	(362)
Other	(332)	(939)
Net cash used in investing activities	(5,159)	(197,261)
Financing activities:
Net borrowings (repayments) under senior secured revolving credit facility	(32,704)	118,331
Proceeds from the exercise of options and warrants	13,089	35,394
Excess tax benefit related to share-based compensation	5,974	12,700
Net borrowings under working capital facilities	215	7,506
Payment of deferred financing costs	(168)	(251)
Payment of subordinated unsecured notes payable	(270)	(333)
Payment of contingent earnout obligation	—	(4,362)
Other	—	(53)
Net cash provided by (used in) financing activities	(13,864)	168,932
Exchange rate impact on cash and cash equivalents	(277)	(350)
Net increase (decrease) in cash and cash equivalents	3,418	(3,718)
Cash and cash equivalents, beginning of period	8,627	12,829
Cash and cash equivalents, end of period	$12,045	$9,111

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2014	2013	2014
Reconciliation to Adjusted EBITDA:
Net income (loss)	$(2,251)	$3,415	$(8,626)	$6,658
Share-based compensation expense (1)	3,820	4,680	12,234	14,660
Depreciation and amortization	15,910	15,705	48,058	44,905
Acquisition-related transaction costs	186	871	1,093	2,825
Other expenses (2)	(24)	585	650	771
Interest and other expenses, net	7,316	8,355	22,546	24,027
Provision (benefit) for income taxes	(1,072)	2,472	(4,059)	4,826
Adjusted EBITDA	$23,885	$36,083	$71,896	$98,672

(1) Share-based compensation expense of $444,000 and $1.6 million is included in costs of revenues for the three and nine months ended September 30, 2014, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $748,000 and $2.2 million is included in costs of revenues for the three and nine months ended September 30, 2013, respectively, and the remainder is included in SGA expenses.

(2) Other expenses consist principally of integration related expenses, such as facility termination, severance and relocation costs, associated with our acquisition strategy.